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Exhibit 2.1.1

[HUMANIS GROUP LETTERHEAD]

Humanis Group Limited
ABN 76128 826 982
Level 6
31 Queen Street
Melbourne Victoria 3000
Australia

Private and Confidential

31 October 2008

Mr Michael Willis
298 N. Wiget Lane
Walnut Creek,
California 94598

Amendment Agreement

        Further to the Share Sale Agreement dated the 29th September 2008, on the condition the following occurs Humanis will waive any conditions precedent for settlement and our right to terminate:

  •
  Subject to GE enabling Westaff (Australia) will electronically transfer $3 million to the trust account of Mallesons Stephen Jacques (BSB 083 026 Account Number 515191168) for immediate use against the settlement of Westaff Australia and New Zealand,

        On receipt and evidence of these funds with Mallesons Stephen Jacques, Humanis will initiate settlement procedures and do so within 3 working days. On this assumption this occurs Monday, settlement will take place on Thursday the 6th of November or earlier.

Yours sincerely	Accepted by
/s/ JEFF JONES Jeff Jones Director Humanis Group	/s/ MICHAEL WILLIS Michael Willis CEO & President Westaff Inc

Mr Nigel Haworth
Managing Director
Westaff (Australia) Pty Ltd
100 Albert Road
South Melbourne Victoria

31 October 2008

Payment Authority.

        Please pay immediately $3 million from drawings against the GE Facility to the trust account of Mallesons Stephen Jacques, BSB 063 026 Account Number 515191168.

Yours sincerely
/s/ MICHAEL WILLIS Michael Willis CEO & President Westaff Inc

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  Exhibit 2.1.1
  Humanis Group Limited ABN 76128 826 982 Level 6 31 Queen Street Melbourne Victoria 3000 Australia
Amendment Agreement
Payment Authority.